Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement (No.333 - 146552) on Form N-1A of Miller Convertible Bond Fund, Miller Convertible Plus Fund and Miller Intermediate Bond Fund (collectively the Miller Investment Trust, of our report dated January 12, 2018, relating to our audits of the financial statements and financial highlights, which appear in the October 31, 2017 Annual Report to Shareholders which are incorporated by reference in this Registration Statement.

We also consent to the references to our firm under the caption “Financial Highlights” in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts

February 26, 2018